Exhibit 10.1

INDEMNITY AGREEMENT

DATED [ ● ]

between

TERRA INNOVATUM GLOBAL N.V.

and

[ ● ]

Director’s indemnity agreement	1

This indemnity agreement (the Agreement) is entered into by and between:

(1)	Terra Innovatum Global N.V., a public limited liability (naamloze vennootschap) company under Dutch law, registered with the Dutch trade register under number 98523554 (the Company); and

(2)	[ ● ], born on [●date], residing at [●address] (the Director).

In this Agreement the Company and the Director are collectively referred to as the Parties and each a Party.

WHEREAS:

(A)	The Director is a non-executive director of the Company; and

(B)	The Company has agreed to indemnify (schadeloosstellen) the Director in respect of certain liabilities, subject to, and in accordance with, the terms and conditions set out in this Agreement.

THE PARTIES HAVE AGREED AS FOLLOWS:

1	Definitions and interpretation

1.1	In this Agreement, except to the extent the context requires otherwise, the following terms shall have the following meanings:

Awards	all judgments, decrees, orders, decisions, penalties, settlements, compensations and any (other) financial effects or outcomes of or related to any Claim and/or any (other) order by a Court and/or a Regulatory Authority in relation to the Director’s Position, that is final and binding and is no longer open to an ordinary legal remedy or appeal;

Business Day	a day (other than a Saturday, a Sunday or a public holiday) on which banks are open for business in the Netherlands and New York, United States of America, other than for internet banking services only;

Claim	each and any past, pending or future, potential or actual claim, action and proceeding, suit or investigation of any nature in relation to the Director’s Position, whether instigated, imposed or incurred under the laws of the Netherlands or the law of any other jurisdiction;

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Costs and Expenses	all reasonably incurred legal costs (including attorneys’ fees) and all other costs, fees, charges and expenses and any other amounts paid by the Director:

(a) in defending against any Claims and appealing or bringing other legal remedies against any Awards (as applicable) including, where it concerns Claims brought by, or at the request of the Company; and

(b) in defending himself in any investigation into the affairs of the Company by any Court or Regulatory Authority or against any action or conservatory measure ordered, proposed and/or to be taken by any such Court or Regulatory Authority.

Unless otherwise ordered by a Court, all Costs and Expenses shall be deemed reasonably incurred.

Court	any national or international court (gerecht), tribunal, or other judicial body of competent jurisdiction;

Director’s Position	the position as a non-executive director of the Company and any other position assumed by the Director from time to time at the direction of the Company within the Company, its Group Companies or any other company, legal entity or (company) body;

D&O Insurance	directors’ and officers’ liability insurance;

Effective Date	the date of this Agreement;

Exposure Event	has the meaning given thereto in Clause 3.1;

Indemnity	has the meaning given thereto in Clause 2.1;

Indemnity Payment	any payment pursuant to the Indemnity, whether made to the Director, on behalf of the Director or (otherwise) for the benefit of the Director;

Losses	any losses, damages, penalties, liabilities, compensation or other awards, actually or reasonably incurred by the Director in connection with any Awards or Claims;

Payment by Director	has the meaning given thereto in Clause 4.1;

Regulatory Authority	any international, supranational, European Union, national, federal, regional, provincial, municipal or (other) local body, entity or authority exercising a legislative, judicial, executive, regulatory, arbitrational, administrative or governmental function.

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1.2	In this Agreement:

(a)	references to Clauses shall be deemed to refer to clauses of this Agreement, unless the contrary is apparent;

(b)	the singular includes the plural and vice versa, and each gender includes the other genders;

(c)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)	a reference to a person includes any natural person, corporate body, Regulatory Authority or any other entity, whether or not having separate legal personality;

(e)	headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(f)	English terms to which a translation in the Dutch language has been added in italics shall be interpreted in accordance with the Dutch translation, disregarding the English term to which the Dutch translation relates. References to any Dutch legal term or concept shall in any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most closely corresponds to it in that jurisdiction.

2	Indemnity

2.1	Subject to the remaining provisions of this Agreement, the Company shall in the event of a Claim fully indemnify and hold the Director harmless (vrijwaren) to the fullest extent permitted by law in respect of any Losses and Costs and Expenses arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Director’s powers, duties or responsibilities associated with the Director’s Position, all of the foregoing subject to Clause 2.2 and the carve-outs set out in Clause 2.3, and in each case excluding any amount paid or advanced to or for the benefit of the Director:

(a)	under D&O Insurance or any other insurance cover; or

(b)	by any other party in respect of the matter giving rise to the relevant liability,

and the indemnity so given: Indemnity.

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2.2	The Indemnity shall only apply if, in relation to the relevant circumstances, the Director acted in good faith and in a manner the Director reasonably believed to be in or not opposed to the best interest of the Company, or out of his mandate.

2.3	The Indemnity shall not (directly or indirectly) provide any indemnity against any Losses and Costs and Expenses:

(a)	incurred by the Director in connection with:

(i)	any fraud (bedrog), wilful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid) on the part of that Director, or any conduct of that Director that is seriously culpable (ernstig verwijtbaar handelen), if and to the extent established in an Award that is final and binding and is no longer open to an appeal or (other) ordinary legal remedy; and/or

(ii)	civil proceedings brought by the Company or any of its Group Companies in which an Award is rendered against the Director that is final and binding and is no longer open to an ordinary legal remedy or appeal; and

(iii)	proceedings related to criminal charges against the Director, except if and insofar the Director is acquitted and/or any such criminal charges against that Director are dismissed in an Award that is final and binding and is no longer open to an ordinary legal remedy or appeal and/or such proceedings are settled with the prior consent of the Company; and/or

(b)	if and to the extent resulting from any liability of the Director to the Company; and/or

(c)	if and to the extent attributable to a failure by the Director to comply with Clause 3.

3	Procedure of claims

3.1	If the Director becomes aware of any Claim, Award or other circumstances which may lead to the Company being requested to make a payment or advance funds under this Agreement (Exposure Event), the Director shall:

(a)	as soon as reasonably practicable, give written notice of the occurrence of such Exposure Event to the Company; and

(b)	keep the Company informed of any developments in relation to such Exposure Event (including by providing the Company with such information and copies of such documents as the Company may reasonably request) and consult the Company regarding the conduct of any Claim and/or course of action in relation to such Exposure Event.

3.2	If the Director becomes aware of any proceeding being initiated or announced in relation to an Exposure Event, the Director shall promptly (and in any event within 10 Business Days) notify the Company of such proceedings and as soon as reasonably practicable following his service or receipt, provide the Company with a copy of each document served on or received by the Director.

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3.3	The Director shall:

(a)	take all such action as the Company may reasonably request to avoid, dispute, resist, appeal or defend against any Claim and/or to seek recourse or compensation for, and/or otherwise recover, any Losses and Costs and Expenses from any other party (including D&O Insurance);

(b)	shall not make any admission of liability or guilt nor enter into any agreement or compromise with any person in relation to any Claim without the prior written consent of the Company, such consent not to be unreasonably withheld;

(c)	refrain from bringing any defence or argument, or making any statement, that is reasonably likely to increase exposure of the Director and/or the Company in terms of monetary liability, market reputation, procedural position or otherwise, without the prior written consent of the Company, such consent not to be unreasonably withheld;

(d)	assist the Company as it may reasonably require in resisting, defending or settling the Claim; and

(e)	provide to the Company such information about the nature and amount of Losses and Costs and Expenses incurred by the Director in respect of a Claim or Award as the Company may reasonably request from time to time.

4	Payment

4.1	In the event any payment is made or to be made by the Director in respect of any Losses or Costs and Expenses to which this Agreement applies (Payment by Director), the Director shall make a claim or demand for payment of the relevant amount in writing to the Company supported by:

(a)	documentation which, in the reasonable opinion of the Company, is satisfactory evidence that the relevant Payment by Director has been suffered or incurred by the Director; and

(b)	an undertaking by the Director to repay the relevant amount if it is established afterwards that the Indemnity does not apply to all or part of the relevant Loss and/or Costs and Expenses.

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4.2	If the Company (acting reasonably) is satisfied that the relevant Payment by Director has been suffered or incurred by the Director, the Company shall pay the relevant amount to the Director or, if applicable, the party that made the Payment by Director on behalf of the Director, or the relevant party/parties to which the Payment by Director is owed, within 30 Business Days of the receipt of the evidence and undertaking referred to in Clause 4.1. Any failure by the Director to comply with the provisions of Clause 3, Clause 4 or Clause 6.2 shall:

(i)	not entitle the Company to suspend or delay any payment under the Indemnity (provided the undertaking referred to in Clause 4.1 has been provided by the Director); and

(ii)	not relieve the Company of any obligations under this Agreement, provided, however, that if such failure has a material adverse effect on the Company, the Indemnity shall not apply to any Losses or Costs and Expenses or part thereof that are attributable to that failure.

4.3	If the Director is not entitled to be indemnified by the Company pursuant to the Indemnity, any payment made or funds advanced by the Company in respect of any Losses and/or Costs and Expenses shall be repaid by the Director.

5	D&O Insurance

5.1	The Company shall procure that D&O Insurance is purchased and (on a best effort basis) maintained by it to insure the Director as non-executive director of the Company during the period that the Director holds any Director’s Position and for a period of three years thereafter.

5.2	The Company shall not be in breach of its obligations under this Clause 5 if its inability to purchase and maintain D&O Insurance to insure the Director is attributable to (i) a failure by the Director to comply with the Director’s obligations to the insurers or (ii) any failure by the Company to meet or comply with any condition of the coverage of the D&O Insurance, is attributable to any act or failure to act of the Director.

5.3	The Company shall provide, at the Director’s request, a copy, or a summary of the terms, of any D&O Insurance that provides coverage to the Director, to the extent it relates to the Director and the Director’s Position.

5.4	In the event that the Director has a right to make a claim under the D&O Insurance, the Director shall claim first under the provisions of the D&O Insurance, with the proviso, however, that if and to the extent that the Director is not fully protected under the provisions of the D&O Insurance, then the Director shall be entitled to bring a claim under this Agreement simultaneously (for the deficit).

5.5	Nothing in this Agreement modifies or limits any obligation of the Director under the terms of any applicable D&O Insurance maintained by the Company or any Group Company from time to time. Furthermore, the terms of this Agreement shall not negate any obligation that the Director might have to assist the Company in complying with any obligations it may have under the terms of the D&O Insurance and the Director shall not take, or fail to timely take, any action which may prejudice the ability of the Company to recover under any D&O Insurance.

6	Subrogation

6.1	If the Company makes any payment under this Agreement, it shall be subrogated to the extent of such payment to any right the Director has for recovery of the amounts so paid from any other person, provided that the management board of the Company, acting reasonably, duly considers and has proper regard to the personal and professional reputation of the Director when deciding whether or not to exercise such right of recovery.

6.2	By accepting the terms of this Agreement, the Director agrees to execute all documents and do all acts reasonably required by the Company to permit the Company to exercise and enforce its rights pursuant to Clause 6.

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7	Miscellaneous

7.1	This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and shall supersede all prior agreements, arrangements and communications among Parties, whether oral or written, with respect to the subject matter of this Agreement.

7.2	This Agreement may be amended or supplemented only by written agreement signed by duly authorized representatives of the Parties. This requirement can only be waived in writing.

7.3	The Company shall bear the costs and expenses in connection with the negotiation, preparation and execution of this Agreement.

7.4	To the extent permitted under the applicable law, the Parties herewith renounce their rights to terminate (beëindigen), rescind (ontbinden), nullify (vernietigen) or demand in legal proceedings the termination (beëindiging), rescission (ontbinding), the nullification (vernietiging) or the modification (wijziging), in whole or in part, of this Agreement on whatever grounds and for whatever reason, including termination or rescission based on Sections 6:265, 6:228, and/or 6:258 et seq. of the Dutch Civil Code.

7.5	No Party may assign any or all of its rights and obligations under this Agreement without the prior written approval of the other Party. This provision has property-law effect as set forth in Section 3:83 paragraph 2 of the Dutch Civil Code.

7.6	Neither Party’s failure to exercise any of its rights hereunder shall constitute a waiver of such rights or in any other way prejudice such rights.

7.7	The invalidity or unenforceability of any part of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement. The Parties shall negotiate in good faith to agree upon a new provision, which shall reflect their original intent as much as possible.

7.8	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement. Each Party may enter into this Agreement by executing a counterpart.

8	governing law and jurisdiction

8.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands, without regard to its conflict of law provisions.

8.2	All disputes arising out of or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent court of Amsterdam, the Netherlands.

Signature page follows

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SIGNATURE PAGE

Signed for and on behalf of the Company by,

Terra Innovatum Global N.V.
Name:	Alessandro Petruzzi
Title:	Chief Executive Officer

Signed for and on behalf of the Director by,

[ ● ]

Director’s indemnity agreement